Exhibit 99.1

iFresh Appoints New Chief Financial Officer

New York, New York, May 18, 2017 – iFresh Inc. (NASDAQ: IFMK) (“iFresh” or the “Company”), a leading Asian American grocery supermarket chain and online grocer, announced today that the Company has appointedMr. Alfred Chung-Chieh Ying as the Company’s Chief Financial Officer effective immediately. Mr. Ying will replace Ms. Peiling He, who stepped down from the Chief Financial Officer position after fulfilling her duties assisting iFresh in its transition to a public operating company upon the completion of the NYM Holding acquisition in February 2017.

Mr. Alfred Chung-Chieh Ying is a seasoned executive with extensive knowledge and experience in corporate finance, investor relations, and equity research. He has served as investor relationsdirector and senior adviser to the board at Safe-Run Machinery (Suzhou),vice president of equity research and investment banking at Piper Jaffrey Asia Securities Ltd and China Minsheng Banking Corp, vice president of investor relations and M&A at Daphne International Holdings, executive vice president of equity research at Grand Cathay Securities, and director, head of Asian technology research and head of Taiwan at BNP Paribas Peregrine Securities Ltd. Mr. Ying received his Master of Business Administration Degree from the University of New South Wales, Master of Science Degree in Mechanical Engineering from the National Chiao Tung University, and Bachelor of Science Degree in Mechanical Engineering from the National Cheng Kung University.

Mr. Long Deng, Chairman and Chief Executive Officer of iFresh, stated, “We are delighted to welcome Alfred to iFresh. His skillset and experience in the capital markets will be a great asset as we continue toscale our business and maximize shareholder value.I look forward to working with Alfred closely and am confident he can help our team manage our aggressive goals for growth in the years ahead. We would also like to express our sincere gratitude to Ms. Peiling He for her serviceto the Company and wish her success in her future endeavors.”

About iFresh Inc.

iFresh Inc., headquartered in New York, New York, is a leading Asian American grocery supermarket chain and online grocer. With eight retail supermarkets along the US eastern seaboard and two in-house wholesale business strategically located in cities with a highly concentrated Asian population, the Company aims to satisfy the increasing demands of Asian Americans, whose purchasing power has been growing rapidly, for fresh and culturally unique produce, seafood and other groceries that are not found in mainstream supermarkets. With an in-house proprietary delivery network, online sales channel and strong relations with farms that produce Chinese specialty vegetables and fruits, iFresh is able to offer fresh, high-quality specialty perishables at competitive prices to a growing base of customers. For more information, please visit: http://www.ifreshmarket.com/.

Forward-Looking Statement

This announcement contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this announcement include, but are not limited to, statements regarding our disclosure concerning the Company’s operations, cash flows, financial position and dividend policy.

Contact:

ICR Inc.

Ms. Rose Zu

Phone: 1-347-436-8368

E-mail: rose.zu@icrinc.com